Exhibit 10.1

COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of July 6, 2010 by and between BIONOVO, INC. a Delaware corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”).  Capitalized terms used herein and not otherwise defined herein are defined in Section 10 hereof.

WHEREAS:

Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Buyer, and the Buyer wishes to buy from the Company, up to Fifteen Million Dollars ($15,000,000) of the Company's common stock, par value $.0001 per share (the “Common Stock”).  The shares of Common Stock to be purchased hereunder are referred to herein as the "Purchase Shares."

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1.            PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth in this Agreement, the Company has the right to sell to the Buyer, and the Buyer has the obligation to purchase from the Company, Purchase Shares as follows:

(a)           Commencement of Purchases of Common Stock.  After the Commencement Date (as defined below), the purchase and sale of Purchase Shares hereunder shall occur from time to time upon written notices by the Company to the Buyer on the terms and conditions as set forth herein following the satisfaction of the conditions (the “Commencement”) as set forth in Sections 6 and 7 below  (the date of satisfaction of such conditions, the "Commencement Date").

(b)           The Company’s Right to Require Purchases.  On any given Business Day after the Commencement Date, the Company shall have the right but not the obligation to direct the Buyer by its delivery to the Buyer of a Purchase Notice from time to time to buy up to 300,000 Purchase Shares per Business Day (each such purchase, a “Purchase”) at the Purchase Price on the Purchase Date.  The Company may deliver multiple Purchase Notices to the Buyer from time to time so long as the most recent Purchase has been completed.

(c)           Payment for Purchase Shares.  The Buyer shall pay to the Company an amount equal to the Purchase Amount with respect to such Purchase Shares as full payment for such Purchase Shares via wire transfer of immediately available funds on the same Business Day that the Buyer receives such Purchase Shares if they are received by the Buyer before 1:00 p.m. eastern time or if received by the Buyer after 1:00 p.m. eastern time, the next Business Day.  All payments made under this Agreement shall be made in lawful money of the United States of America via wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement.  Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

(d)           Purchase Price Floor.  The Company and the Buyer shall not effect any sales under this Agreement on any Purchase Date where the Closing Sale Price would be less than the Floor Price.  “Floor Price” means $0.25, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction.

(e)           Records of Purchases.  The Buyer and the Company shall each maintain records showing the remaining Available Amount at any give time and the dates and Purchase Amounts for each purchase or shall use such other method, reasonably satisfactory to the Buyer and the Company.

(f)            Taxes.  The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Buyer made under this Agreement.

(g)           Compliance with Principal Market Rules.  Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth in Section 1(d), unless and until such time as the shareholders of the Company approve the transaction contemplated by this Agreement, no Purchases shall be made under Section 1(b) of this Agreement unless the Purchase Price thereunder equals or exceeds the Base Price.  The “Base Price” is a price per share equal to (x) the Signing Market Price plus (y) $0.026, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.  “Signing Market Price” shall mean $0.370, the consolidated closing bid price of the Common Stock on the Principal Market immediately preceding the date of this Agreement.  The Company hereby represents and warrants to the Buyer that the book value per share of Common Stock as of the date hereof is less than the Signing Market Price.  The Company shall not be required or permitted to issue any shares of Common Stock under this Agreement if such issuance would breach the Company's obligations under the rules or regulations of the Principal Market.

(h)           Beneficial Ownership Limitation.  The Company shall not issue and the Buyer shall not purchase any shares of Common Stock under this Agreement which, when aggregated with all other shares of Common Stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Buyer and its affiliates, would result in the beneficial ownership by the Buyer and its affiliates of more than 19.99% of the then issued and outstanding shares of Common Stock.

2.            BUYER'S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company that as of the date hereof and as of the Commencement Date:

(a)           Investment Purpose.  The Buyer is entering into this Agreement and acquiring the Commitment Shares (as defined in Section 4(e) hereof) (the Purchase Shares and the Commitment Shares are collectively referred to herein as the "Securities"), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided however, by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term.

(b)           Accredited Investor Status.  The Buyer is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D.

(c)           Reliance on Exemptions.  The Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

(d)           Information.  The Buyer has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been reasonably requested by the Buyer, including, without limitation, the SEC Documents (as defined in Section 3(f) hereof).  The Buyer understands that its investment in the Securities involves a high degree of risk.  The Buyer (i) is able to bear the economic risk of an investment in the Securities including a total loss, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and others matters related to an investment in the Securities.  Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its representatives shall modify, amend or affect the Buyer's right to rely on the Company's representations and warranties contained in Section 3 below.  The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e)           No Governmental Review.  The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f)            Transfer or Sale.  The Buyer understands that except as provided in the Registration Rights Agreement (as defined in Section 4(a) hereof): (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) an exemption exists permitting such Securities to be sold, assigned or transferred without such registration; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the  Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)           Validity; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(h)           Residency.  The Buyer is a resident of the State of Illinois.

(i)            No Prior Short Selling.  The Buyer represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Buyer, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Section 242.200 of Regulation SHO of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

3.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer that as of the date hereof and as of the Commencement Date:

(a)           Organization and Qualification.  The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted.  As of the date hereof, the Company does not have any Subsidiaries.  The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect.  As used in this Agreement, "Material Adverse Effect" means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or (ii) the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined in Section 3(b) hereof).

(b)           Authorization; Enforcement; Validity.  (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and each of the other agreements entered into by the parties on the Commencement Date and attached hereto as exhibits to this Agreement (collectively, the "Transaction Documents"), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Commitment Shares and the reservation for issuance and the issuance of the Purchase Shares issuable under this Agreement, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, except for approvals of the Company’s Board of Directors or a committee thereof as may be required in connection with any issuance and sale of Purchase Shares to the Buyer hereunder pursuant to a specific Purchase Notice (which approvals shall be obtained prior to the delivery of any Purchase Notice), (iii) this Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.  The Board of Directors of the Company has approved the resolutions (the “Signing Resolutions”) substantially in the form as set forth as Exhibit C-1 attached hereto to authorize this Agreement and the transactions contemplated hereby.  The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any respect other than by the resolutions set forth in Exhibit C-2 attached hereto regarding the registration statement referred to in Section 4 hereof.  The Company has delivered to the Buyer a true and correct copy of a unanimous written consent adopting the Signing Resolutions executed by all of the members of the Board of Directors of the Company.

(c)           Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of (i) 190,000,000 shares of Common Stock, of which as of the date hereof, 107,618,690 shares are issued and outstanding, no shares of Common Stock are held as treasury shares, 9,496,788 shares are reserved for future issuance pursuant to the Company's stock option plans of which only approximately 3,180,567 shares remain available for future option grants and 42,020,093 shares are issuable and reserved for issuance pursuant to securities (other than stock options issued pursuant to the Company's stock option plans) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value, of which as of the date hereof no shares are issued and outstanding.   All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as disclosed in Schedule 3(c), (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.  The Company has furnished or made available to the Buyer via the SEC’s Electronic Data Gathering and Retrieval system (EDGAR) true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as amended and as in effect on the date hereof (the "By-laws"), and copies of any documents containing the material rights of the holders thereof in respect thereto.

(d)           Issuance of Securities.  The Commitment Shares have been duly authorized and, upon issuance in accordance with the terms hereof, the Commitment Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof. At least 20,000,000 shares of Common Stock have been duly authorized and reserved for issuance upon purchase under this Agreement.  Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(e)           No Conflicts.  Except as disclosed in Schedule 3(e) or in the SEC Documents, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of 20,000,000 Purchase Shares will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which could not reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock of the Company or By-laws or their organizational charter or by-laws, respectively.  Except as disclosed in Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations or amendments which could not reasonably be expected to have a Material Adverse Effect.  The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Except as specifically contemplated by this Agreement and as required under the 1933 Act or applicable state securities laws, the 1934 Act or the rules and regulations of the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof.  Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date.  Except as listed in Schedule 3(e) or in the SEC Documents, since January 1, 2009 the Company has not received nor delivered any notices or correspondence from or to the Principal Market.  The Principal Market has not commenced any delisting proceedings against the Company.

(f)            SEC Documents; Financial Statements. Except as disclosed in Schedule 3(f), since January 1, 2009, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents").  As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates (except as they have been properly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as listed in Schedule 3(f), the Company has received no notices or correspondence from the SEC since January 1, 2009.  The SEC has not commenced any enforcement proceedings against the Company.

(g)           Absence of Certain Changes.  Except as disclosed in Schedule 3(g), since March 31, 2010, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries.  The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings.  The Company is financially solvent and is generally able to pay its debts as they become due.

(h)           Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company's officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect.   A description of each action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body which, as of the date of this Agreement, is pending or threatened in writing against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, is set forth in Schedule 3(h).

(i)            Acknowledgment Regarding Buyer's Status.  The Company acknowledges and agrees that the Buyer is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyer's purchase of the Securities.  The Company further represents to the Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

 (j)           Intellectual Property Rights.  To the knowledge of the Company, the Company owns or possesses adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted.  Except as set forth on Schedule 3(k), to the knowledge of the Company, none of the Company's material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement.  The Company does not have any knowledge of any infringement by the Company of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(k), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, which could reasonably be expected to have a Material Adverse Effect.

(k)           Environmental Laws.  To the knowledge of the Company, the Company (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)            Title.  The Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it which is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(m), the SEC Documents or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company.  To the knowledge of the Company, any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

(m)          Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged.  The Company has not been refused any insurance coverage sought or applied for and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company.

(n)           Regulatory Permits.  To the knowledge of the Company, the Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o)           Tax Status.  The Company has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(p)           Transactions With Affiliates.  Except as set forth on Schedule 3(q) and other than the grant or exercise of stock options disclosed on Schedule 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has an interest or is an officer, director, trustee or partner.

(q)           Application of Takeover Protections.  The Company and its board of directors have taken or will take prior to the Commencement Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyer's ownership of the Securities.

4.            COVENANTS.

(a)           Filing of Form 8-K and Registration Statement.  The Company agrees that it shall, within the time required under the 1934 Act file a Report on Form 8-K disclosing this Agreement and the transaction contemplated hereby.  The Company shall also file within twenty (20) Business Days from the date hereof a new registration statement covering the sale of the Commitment Shares and  20,000,000 Purchase Shares in accordance with the terms of the Registration Rights Agreement between the Company and the Buyer, dated as of the date hereof (“Registration Rights Agreement”).

(b)           Blue Sky. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify (i) the initial sale of the Commitment Shares and any Purchase Shares to the Buyer under this Agreement and (ii) any subsequent sale of the Commitment Shares and any Purchase Shares by the Buyer, in each case, under applicable securities or "Blue Sky" laws of the states of the United States in such states as is reasonably requested by the Buyer from time to time, and shall provide evidence of any such action so taken to the Buyer.

(c)           Listing.  The Company shall promptly secure the listing of at least 20,000,000 Purchase Shares and all of the Commitment Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all such securities from time to time issuable under the terms of the Transaction Documents.  The Company shall maintain the Common Stock's authorization for quotation on the Principal Market.  Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market.  The Company shall promptly, and in no event later than 48 hours, provide to the Buyer copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

(d)           Limitation on Short Sales and Hedging Transactions.  The Buyer agrees that beginning on the date of this Agreement and ending on the date of termination of this Agreement as provided in Section 11(k), the Buyer and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) "short sale" (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(e)           Issuance of Commitment Shares.  Immediately upon the execution of this Agreement, the Company shall issue to the Buyer as consideration for the Buyer entering into this Agreement 1,395,349 shares of Common Stock (the "Commitment Shares").  The  Commitment Shares shall be issued in certificated form and (subject to Section 5 hereof) shall bear the following  restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

(f)           Due Diligence.  The Buyer shall have the right, from time to time as the Buyer may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours.  The Company and its officers and employees shall provide information and reasonably cooperate with the Buyer in connection with any reasonable request by the Buyer related to the Buyer's due diligence of the Company, including, but not limited to, any such request made by the Buyer in connection with (i) the filing of the registration statement described in Section 4(a) hereof and (ii) the Commencement.  Each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby.  Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party.

5.            TRANSFER AGENT INSTRUCTIONS.

Immediately upon the execution of this Agreement, the Company shall deliver to the Transfer Agent a letter in the form as set forth as Exhibit E attached hereto with respect to the issuance of the  Commitment Shares. On the Commencement Date, the Company shall cause any restrictive legend on the Commitment Shares to be removed.  All of the Purchase Shares to be issued under this Agreement shall be issued without any restrictive legend unless the Buyer expressly consents otherwise.  The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue Purchase Shares in the name of the Buyer for the Purchase Shares (the "Irrevocable Transfer Agent Instructions").  The Company warrants to the Buyer that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to the Transfer Agent with respect to the Purchase Shares and that the Commitment Shares, and the Purchase Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement and permitted under the 1933 Act and applicable state securities laws.

6.	CONDITIONS TO THE COMPANY'S RIGHT TO COMMENCE SALES OF SHARES OF COMMON STOCK UNDER THIS AGREEMENT.

The right of the Company hereunder to commence sales of the Purchase Shares is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales):

(a)           The Buyer shall have executed each of the Transaction Documents and delivered the same to the Company;

(b)           A registration statement covering the sale of the Commitment Shares and Purchase Shares shall have been declared effective under the 1933 Act by the SEC and no stop order with respect to the registration statement shall be pending or threatened by the SEC.

(c)           The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Commencement Date.

7.	CONDITIONS TO THE BUYER'S OBLIGATION TO MAKE PURCHASES OF SHARES OF COMMON STOCK.

The obligation of the Buyer to buy Purchase Shares under this Agreement is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales) and once such conditions have been initially satisfied, there shall not be any ongoing obligation to satisfy such conditions after the Commencement has occurred:

(a)           The Company shall have executed each of the Transaction Documents and delivered the same to the Buyer;

(b)           The Company shall have issued to the Buyer the Commitment Shares and shall have removed the restrictive transfer legend from the certificate representing the Commitment Shares;

(c)           The Common Stock shall be authorized for quotation on the Principal Market, trading in the Common Stock shall not have been within the last 365 days suspended by the SEC or the Principal Market and at least 20,000,000 Purchase Shares and all of the Commitment Shares shall be approved for listing upon the Principal Market;

(d)           The Buyer shall have received the opinions of the Company's legal counsel dated as of the Commencement Date in form and substance substantially similar to Exhibit A attached hereto;

(e)           The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.  The Buyer shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Commencement Date, to the foregoing effect in the form attached hereto as Exhibit B;

(f)           The Board of Directors of the Company shall have adopted resolutions in the form attached hereto as Exhibit C which shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g)           As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting purchases of Purchase Shares hereunder, at least 20,000,000 shares of Common Stock;

(h)           The Irrevocable Transfer Agent Instructions, in form acceptable to the Buyer shall have been delivered to and acknowledged in writing by the Company and the Company's Transfer Agent;

(i)            The Company shall have delivered to the Buyer a certificate evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) Business Days of the Commencement Date;

(j)            The Company shall have delivered to the Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within ten (10) Business Days of the Commencement Date;

(k)           The Company shall have delivered to the Buyer a secretary's certificate executed by the Secretary of the Company, dated as of the Commencement Date, in the form attached hereto as Exhibit D;

(l)           A registration statement covering the sale of all of the Commitment Shares and Purchase Shares shall have been declared effective under the 1933 Act by the SEC and no stop order with respect to the registration statement shall be pending or threatened by the SEC.  The Company shall have prepared and delivered to the Buyer a final and complete form of prospectus dated and current as of the Commencement Date, to be used by the Buyer in connection with any sales of any Commitment Shares or any Purchase Shares, and to be filed by the Company with the SEC one Business Day after the Commencement Date. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Commitment Shares and the Purchase Shares pursuant to this Agreement in compliance with such laws;

(m)          No Event of Default has occurred, or any event which, after notice and/or lapse of time, would become an Event of Default has occurred;

(n)           On or prior to the Commencement Date, the Company shall take all necessary action, if any, and such actions as reasonably requested by the Buyer, in order to render inapplicable any control share acquisition, business combination, shareholder rights plan or poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyer's ownership of the Securities; and

(o)           The Company shall have provided the Buyer with the information reasonably requested by the Buyer in connection with its due diligence requests made prior to, or in connection with, the Commencement, in accordance with the terms of Section 4(f) hereof.

8.	INDEMNIFICATION.

In consideration of the Buyer's execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer and all of its affiliates, shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or  document contemplated hereby or thereby, other than (i) with respect to Indemnified Liabilities which directly and primarily result from (A) a material breach of any of the Buyer’s representations, warranties, covenants or agreements contained in this Agreement or the Registration Rights Agreement or (B) the fraud or gross negligence or willful misconduct of the Indemnitee, or (ii) claims for indemnification within the scope of Section 6 of the Registration Rights Agreement.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

9.            EVENTS OF DEFAULT.

An "Event of Default" shall be deemed to have occurred at any time as any of the following events occurs:

(a)           while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Buyer for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of twenty (20) consecutive Business Days or for more than an aggregate of sixty (60) Business Days in any 365-day period;

(b)           the suspension from trading or failure of the Common Stock to be listed on the Principal Market for a period of ten (10) consecutive Business Days;

(c)           the delisting of the Common Stock from the Principal Market, provided, however, that the Common Stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE Amex Equities or the OTC Bulletin Board;

(d)           the failure for any reason by the Transfer Agent to issue Purchase Shares to the Buyer within five (5) Business Days after the applicable Purchase Date which the Buyer is entitled to receive;

(e)           the Company breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach could have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) Business Days;

(f)            if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

(g)           if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) becomes insolvent, or (F) is generally unable to pay its debts as the same become due; or

(h)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any Subsidiary.

In addition to any other rights and remedies under applicable law and this Agreement, including the Buyer termination rights under Section 11(k) hereof, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, or so long as the Closing Sale Price is below the Floor Price, the Buyer shall not be obligated or permitted to purchase any shares of Common Stock under this Agreement.  If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without further action or notice by any Person without any liability or payment to the Company.  No such termination of this Agreement under Section 11(k)(i) shall affect the Company's or the Buyer's obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

10.          CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “1933 Act” means the Securities Act of 1933, as amended.

(b)           “Available Amount” means initially Fifteen Million Dollars ($15,000,000) in the aggregate which amount shall be reduced by the Purchase Amount each time the Buyer purchases shares of Common Stock pursuant to Section 1 hereof.

(c)           “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(d)           “Business Day” means any day on which the Principal Market is open for trading including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(e)           “Closing Sale Price” means, the last closing trade price for the Common Stock on the Principal Market as reported by the Principal Market.

(f)           “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment), which is designated as "Confidential," "Proprietary" or some similar designation. Information communicated orally shall be considered Confidential Information if such information is confirmed in writing as being Confidential Information within ten (10) Business Days after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

(g)           “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(h)           “Maturity Date” means the date that is 480 Business Days (24 Monthly Periods) from the Commencement Date.

(i)            “Monthly Period” means each successive 20 Business Day period commencing with the Commencement Date.

(j)            “Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(k)           “Principal Market” means the Nasdaq Capital Market;  provided however, that in the event the Company’s Common Stock is ever listed or traded on the Nasdaq Global Market, the Nasdaq Global Select Market, the OTC Bulletin Board, the New York Stock Exchange or the NYSE Amex Equities, than the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

(l)            “Purchase Amount” means, with respect to any particular purchase made hereunder, the portion of the Available Amount to be purchased by the Buyer pursuant to Section 1 hereof as set forth in a valid Purchase Notice which the Company delivers to the Buyer.

(m)          “Purchase Date” means with respect to any Purchase made hereunder, the Business Day of receipt by the Buyer of a valid Purchase Notice that the Buyer is to buy Purchase Shares pursuant to Section 1 hereof.

(n)           “Purchase Notice” shall mean an irrevocable written notice from the Company to the Buyer directing the Buyer to buy Purchase Shares as specified by the Company therein at the applicable Purchase Price on the Purchase Date.

(o)          “Purchase Price” means the lower of the (A) the lowest Sale Price of the Common Stock on the Purchase Date and (B) the arithmetic average of the three (3) lowest Closing Sale Prices for the Common Stock during the twelve (12) consecutive Business Days ending on the Business Day immediately preceding such Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction).

(p)           “Sale Price” means, any trade price for the shares of Common Stock on the Principal Market as reported by the Principal Market.

(q)           “SEC” means the United States Securities and Exchange Commission.

(r)           “Transfer Agent” means the transfer agent of the Company as set forth in Section 11(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

11.          MISCELLANEOUS.

(a)           Governing Law; Jurisdiction; Jury Trial.  The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement.  With the exception of the Mutual Nondisclosure Agreement between the parties dated as of June 29, 2010, this Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.  The Company acknowledges and agrees that is has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in this Agreement.

(f)           Notices.  Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt when delivered personally; (ii) upon receipt when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Bionovo, Inc.
5858 Horton Street, Suite 400
Emeryville, CA 94608
Phone: 510-601-2000
Fax: 510-601-5050
Attention:  Chief Financial Officer

With a copy to:
Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Telephone: 212-801-9200
Facsimile: 212-801-6400
Attention: Robert H. Cohen, Esq.

If to the Buyer:
Aspire Capital Fund, LLC
155 North Wacker Drive, Suite 1600
Chicago, IL 60606
Telephone:	312-658-0400
Facsimile:	312-658-4005
Attention:	Steven G. Martin

With a copy to:
O’Melveny & Myers LLP
1625 Eye Street, NW
Washington, DC 20006
Telephone:	202-383-5418
Facsimile:	202-383-5414
Attention:	Martin Dunn, Esq.

If to the Transfer Agent:
Colonial Stock Transfer
66 Exchange Place
Salt Lake City, UT 84111
Telephone:	801-355-5740Facsimile: 801-355-6505
Attention:	Kathy Carter

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party one (1) Business Day prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation.  The Buyer may not assign its rights or obligations under this Agreement.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)            Publicity.  The Buyer shall have the right to approve before issuance any press release, SEC filing or any other public disclosure made by or on behalf of the Company whatsoever with respect to, in any manner, the Buyer, its purchases hereunder or any aspect of this Agreement or the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure (including any filings with the SEC) with respect to such transactions as is required by applicable law and regulations so long as the Company and its counsel consult with the Buyer in connection with any such press release or other public disclosure prior to its release.  The Company agrees and acknowledges that its failure to fully comply with this provision constitutes a material adverse effect on its ability to perform its obligations under this Agreement.

(j)            Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           Termination.  This Agreement may be terminated only as follows:

(i)           By the Buyer any time an Event of Default exists without any liability whatsoever of any party to any other party under this Agreement. However, if pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company (and the Buyer shall in such case have no obligation to pay to the Company the Termination Fee) and without further action or notice by any Person. No such termination of this Agreement under this Section 11(k)(i) shall affect the Company's or the Buyer's obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(ii)          In the event that the Commencement shall not have occurred, the Company shall have the option to terminate this Agreement for any reason or for no reason without any liability whatsoever of any party to any other party under this Agreement.

(iii)           In the event that the Commencement shall not have occurred on or before October 1, 2010, due to the failure to satisfy any of the conditions set forth in Sections 6 and 7 above with respect to the Commencement, any party shall have the option to terminate this Agreement at the close of business on such date or thereafter without liability of any party to any other party; provided, however, that the right to terminate this Agreement under this Section 11(k)(iii) shall not be available to any party if such failure to satisfy any of the conditions set forth in Sections 6 and 7 is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party included in this Agreement to be true and correct.

(iv)          At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Buyer electing to terminate this Agreement without any liability whatsoever of any party to any other party under this Agreement.  The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Buyer.

(v)           This Agreement shall automatically terminate on the date that the Company sells and the Buyer purchases the full Available Amount as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement.

(vi)          If by the Maturity Date for any reason or for no reason the full Available Amount under this Agreement has not been purchased as provided for in Section 1 of this Agreement, this Agreement shall automatically terminate on the Maturity Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement (other than the obligation of the Buyer to pay to the Company the Termination Fee).

Upon any termination of this Agreement pursuant to Sections 11(k)(i) in the case of an Event of Default as described in Section 9(e) hereof) or 11(k)(vi), the Buyer shall be required to immediately pay to the Company a termination fee (the “Termination Fee”), equal to the number of Commitment Shares multiplied by $0.43 multiplied by Unfunded Amount Percentage (as defined below).  The Termination Fee may, at the election of the Buyer, be paid in cash or in shares of Common Stock valued at $0.43 per share. “Unfunded Amount Percentage” means the percentage of the Aggregate Amount that the Company did not receive from the Buyer during the term of this Agreement.

Except as set forth in Sections 11(k)(i) (in respect of an Event of Default under Sections 9(f), 9(g) and 9(h)) and 11(k)(vi), any termination of this Agreement pursuant to this Section 11(k) shall be effected by written notice from the Company to the Buyer, or the Buyer to the Company, as the case may be, setting forth the basis for the termination hereof. The representations and warranties of the Company and the Buyer contained in Sections 2, 3 and 5 hereof, the indemnification provisions set forth in Section 8 hereof and the agreements and covenants set forth in Section 11, shall survive the Commencement and any termination of this Agreement.  No termination of this Agreement shall affect the Company's or the Buyer's rights or obligations (i) under the Registration Rights Agreement which shall survive any such termination or (ii) under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(l)            No Financial Advisor, Placement Agent, Broker or Finder.  The Company represents and warrants to the Buyer that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby.  The Buyer represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby.  The Company shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder engaged by the Company relating to or arising out of the transactions contemplated hereby.  The Company shall pay, and hold the Buyer harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any claim by any financial advisor, placement agent, broker or finder engaged by the Company relating to or arising out of the transactions contemplated hereby.

(m)          No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n)           Remedies, Other Obligations, Breaches and Injunctive Relief.  The parties’ remedies provided in this Agreement shall be cumulative and in addition to all other remedies available to the parties under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of any party contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit any party’s right to pursue actual damages for any failure by the other party to comply with the terms of this Agreement.  Each party hereto acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other party and that the remedy at law for any such breach may be inadequate.  Each party therefore agrees that, in the event of any such breach or threatened breach, such party shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(0)           [Intentionally Omitted.]

(p)           Failure or Indulgence Not Waiver.  No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

*     *     *     *     *

IN WITNESS WHEREOF, the Buyer and the Company have caused this Common Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

BIONOVO, INC.

By:	/s/ Thomas C. Chesterman
Name: Thomas C. Chesterman
Title: Chief Financial Officer

BUYER:

ASPIRE CAPITAL FUND, LLC
BY: ASPIRE CAPITAL PARTNERS, LLC
BY: SGM HOLDINGS CORP.

By:	/s/ Steven G. Martin
Name: Steven G. Martin
Title: President

SCHEDULES

Schedule 3(c)	Capitalization
Schedule 3(e)	Conflicts
Schedule 3(f)	1934 Act Filings
Schedule 3(g)	Material Changes
Schedule 3(h)	Litigation
Schedule 3(k)	Intellectual Property
Schedule 3(m)	Liens
Schedule 3(q)	Certain Transactions

EXHIBITS

Exhibit A	Form of Company Counsel Opinion
Exhibit B	Form of Officer’s Certificate
Exhibit C	Form of Resolutions of Board of Directors of the Company
Exhibit D	Form of Secretary’s Certificate
Exhibit E	Form of Letter to Transfer Agent

DISCLOSURE SCHEDULES

Schedule 3(c) - Capitalization

Schedule 3(e) - No Conflicts

Schedule 3(f) - 1934 Act Filings

Schedule 3(g) - Absence of Certain Changes

Schedule 3(h) - Litigation

Schedule 3(k) - Intellectual Property Rights

Schedule 3(m) - Title

Schedule 3(q) - Transactions with Affiliates

EXHIBIT A

FORM OF COMPANY COUNSEL OPINION

Capitalized terms used herein but not defined herein, have the meaning set forth in the Common Stock Purchase Agreement.  Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.      The Company is a corporation existing and in good standing under the laws of the State of Delaware.  The Company is qualified to do business as a foreign corporation and is in good standing in the State of California.

2.      The Company has the requisite corporate power to execute, deliver and perform its obligations under, each Transaction Document to which it is a party.  To our knowledge, the Company has the requisite corporate power to conduct its business as it is now conducted and to own and use the properties owned and used by it.

3.      The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated therein have been duly authorized by all necessary corporate action on the part of the Company.  The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Investor to the extent it is a party thereto) constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, liquidation, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditors’ rights and remedies generally, or by general principles of equity, including principles of materiality, commercial reasonableness, good faith, conscionability and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the enforceability of any provision of the Transaction Documents releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited by applicable federal and state laws.

4.      The execution and delivery by the Company of the Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated thereby, including the offering, sale and issuance of the Commitment Shares and the Purchase Shares in accordance with the terms and conditions of the Common Stock Purchase Agreement, do not: (i) conflict with the Certificate of Incorporation or the Bylaws of the Company, (ii) violate or result in a breach of or a default under any material agreement, note, lease, mortgage, deed or other material instrument to which the Company is a party or by which the Company is bound that is an exhibit to the SEC Documents (collectively, the “Material Agreements”), (iii) violate the General Corporation Law of the State of Delaware or any U.S. federal or New York state statute, law, rule or regulation applicable to the Company and which in our experience is generally applicable to transactions in the nature of those contemplated by the Transaction Documents, (iv) require any consent, approval or authorization of, or any registration, declaration or filing with, any U.S. federal or New York state governmental body or regulatory agency, except (a) as contemplated by the Transaction Documents or (b) for such of the foregoing as have been obtained or made, or (v) violate any court or administrative order, writ, injunction or decree which names the Company and is specifically directed to it or its property and of which we have knowledge (which is based solely on a review of our litigation docket and a certificate of the Company dated today and delivered to you), except, in the case described in clause (ii) above, for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

5.      The issuance of the Purchase Shares and Commitment Shares pursuant to the terms and conditions of the Transaction Documents has been duly authorized and the Commitment Shares are validly issued, fully paid and non-assessable, to our knowledge, free of all preemptive or other similar rights under the Company’s Certificate of Incorporation or Bylaws as currently in effect, the General Corporation Law of the State of Delaware, or any Material Agreement. When issued and paid for in accordance with the Common Stock Purchase Agreement, the Purchase Shares shall be validly issued, fully paid and non-assessable, to our knowledge, free of all preemptive or other similar rights under the Company’s Certificate of Incorporation or Bylaws as currently in effect, the General Corporation Law of the State of Delaware, or any Material Agreement. To our knowledge, the execution and delivery of the Registration Rights Agreement do not, and the performance by the Company of its obligations thereunder shall not, give rise to any rights under any Material Agreement of any other person for the registration under the 1933 Act of any shares of Common Stock or other securities of the Company which have not been waived.

6.      To our knowledge, except as disclosed on Schedule 3(h) in the Purchase Agreement, there is no action, suit, proceeding or investigation pending (in which service of process has been received by an employee or agent of the Company or an agent for service of process) before any court, public board or body, any governmental agency, any stock exchange or market, or self-regulatory organization, or which has been threatened in writing, against the Company or any of its officers or directors which (i) questions the validity of any of the Transaction Documents or the transactions contemplated thereby or any action taken or to be taken pursuant thereto or (ii) is required to be disclosed in any SEC Document and has not been so disclosed. We call your attention to the fact that, in connection with the delivery of this opinion, we have not ordered or reviewed judgment, lien or any other searches of public or private records of the Company or its properties.

In addition, we have participated in the preparation of the Registration Statement (SEC File #________) covering the resale of the Purchase Shares and the Commitment Shares, including the form of prospectus contained therein, and in conferences with officers of the Company during which the Registration Statement and related matters were discussed and reviewed and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in (i) the Registration Statement or any amendment thereto, (ii) the form of prospectus contained therein or any amendment or supplement thereto, or (iii) the documents incorporated by reference in the Registration Statement, solely on the basis of the information that was developed in the course of the performance of the services referred to above, considered in the light of our understanding of the applicable law, nothing came to our attention that caused us to believe that the Registration Statement (other than the financial statements and schedules and the other financial and statistical data, or exhibits, included or incorporated by reference therein or omitted therefrom, as to which we express no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 7(e) of that certain Common Stock Purchase Agreement dated as of _________, 2010 (the “Common Stock Purchase Agreement”), by and between BIONOVO, INC., a Delaware corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC (the “Buyer”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

The undersigned, Isaac Cohen, Chief Executive Officer of the Company, hereby certifies as follows:

1.           I am the Chief Executive Officer of the Company and make the statements contained in this Certificate;

2.           The representations and warranties of the Company set forth in Section 3 of the Common Stock Purchase Agreement are true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 of the Common Stock Purchase Agreement, in which case, such representations and warranties are true and correct without further qualification) as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date); and

3.           The Company has performed, satisfied and complied in all material respects with covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.

[signature page follows]

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of _____ 2010.

Name: Isaac Cohen
Title: Chief Executive Officer

The undersigned as Secretary of the Company hereby certifies that Isaac Cohen is the duly elected, appointed, qualified and acting Chief Executive Officer of the Company and that the signature appearing above is his genuine signature.

Mary Tagliaferri, Secretary

EXHIBIT C-1

FORM OF COMPANY RESOLUTIONS
FOR SIGNING PURCHASE AGREEMENT

UNANIMOUS WRITTEN CONSENT OF THE
BOARD OF DIRECTORS OF
BIONOVO, INC.

The undersigned, being all of the directors of Bionovo, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 2.8 of the Corporation’s bylaws, do hereby consent to and adopt the following resolutions as the action of the Board of Directors for and on behalf of the Corporation and hereby direct that this Consent be filed with the minutes of the proceedings of the Board of Directors:

WHEREAS, there has been presented to the Board of Directors of the Corporation a draft of the Common Stock Purchase Agreement (the “Purchase Agreement”) by and between the Corporation and Aspire Capital Fund, LLC (“Aspire”), providing for, among other things, the purchase by Aspire of up to Fifteen Million Dollars ($15,000,000) of the Corporation’s common stock, par value $.0001 (the “Common Stock”); and

WHEREAS, after careful consideration of the Purchase Agreement, the documents incident thereto and other factors deemed relevant by the Board of Directors, the Board of Directors has determined that it is advisable and in the best interests of the Corporation to engage in the transactions contemplated by the Purchase Agreement, including, but not limited to, the issuance of 1,395,349 shares of Common Stock to Aspire as a commitment fee (the “Commitment Shares”) and the sale of shares of Common Stock to Aspire up to the available amount under the Purchase Agreement (the "Purchase Shares").

Transaction Documents

NOW, THEREFORE, BE IT RESOLVED, that the transactions described in the Purchase Agreement are hereby approved and each of the Chief Executive Officer, the President and the Chief Financial Officer of the Company (the “Authorized Officers”) are severally authorized to execute and deliver the Purchase Agreement, and any other agreements or documents contemplated thereby including, without limitation, a registration rights agreement (the “Registration Rights Agreement”) providing for the registration of the shares of the Common Stock issuable in respect of the Purchase Agreement on behalf of the Corporation, with such amendments, changes, additions and deletions as the Authorized Officers may deem to be appropriate and approve on behalf of, the Corporation, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

FURTHER RESOLVED, that the terms and provisions of the Registration Rights Agreement by and between the Corporation and Aspire are hereby approved and the Authorized Officers are authorized to execute and deliver the Registration Rights Agreement (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officer may deem appropriate and approve on behalf of, the Corporation, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

FURTHER RESOLVED, that the terms and provisions of the Form of Transfer Agent Instructions (the “Instructions”) are hereby approved and the Authorized Officers are authorized to execute and deliver the Instructions (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officers may deem appropriate and approve on behalf of, the Corporation, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

Issuance of Common Stock

FURTHER RESOLVED, that the Corporation is hereby authorized to issue 1,395,349 shares of Common Stock to Aspire as Commitment Shares and that upon issuance of the Commitment Shares pursuant to the Purchase Agreement, the Commitment Shares shall be duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof; and

FURTHER RESOLVED, that the Corporation is hereby authorized to issue shares of Common Stock upon the purchase of Purchase Shares up to the available amount under the Purchase Agreement in accordance with the terms of the Purchase Agreement and that, upon issuance of the Purchase Shares pursuant to the Purchase Agreement, the Purchase Shares will be duly authorized, validly issued, fully paid and nonassessable; and

FURTHER RESOLVED, that the Corporation shall initially reserve [__________] shares of Common Stock for issuance as Purchase Shares under the Purchase Agreement.

General Authority

FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers are, and each of them hereby is, authorized and directed to proceed on behalf of the Corporation and to take all such steps as deemed necessary or appropriate, with the advice and assistance of counsel, to cause the Corporation to consummate the agreements referred to herein and to perform its obligations under such agreements; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed on behalf of and in the name of the Corporation, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Corporation in connection with the transactions contemplated by the agreements described herein are hereby approved, ratified and confirmed in all respects.

[signature page follows]

IN WITNESS WHEREOF, the Board of Directors has executed and delivered this Consent effective as of ________, 2010.

Isaac Cohen

Mary Tagliaferri

Louis Drapeau

John D. Baxter

George C. Butler

Being all of the directors of the Corporation

EXHIBIT C-2

FORM OF COMPANY RESOLUTIONS APPROVING REGISTRATION STATEMENT

UNANIMOUS WRITTEN CONSENT OF THE
BOARD OF DIRECTORS OF
BIONOVO, INC.

The undersigned, being all of the directors of Bionovo, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 2.8 of the Corporation’s bylaws, do hereby consent to and adopt the following resolutions as the action of the Board of Directors for and on behalf of the Corporation and hereby direct that this Consent be filed with the minutes of the proceedings of the Board of Directors:

WHEREAS, there has been presented to the Board of Directors of the Corporation a Common Stock Purchase Agreement (the “Purchase Agreement”) by and between the Corporation and Aspire Capital Fund, LLC (“Aspire”), providing for the purchase by Aspire of up to Fifteen Million Dollars ($15,000,000) of the Corporation’s common stock, par value $.0001 (the “Common Stock”); and

WHEREAS, after careful consideration of the Purchase Agreement, the documents incident thereto and other factors deemed relevant by the Board of Directors, the Board of Directors has approved the Purchase Agreement and the transactions contemplated thereby and the Company has executed and delivered the Purchase Agreement to Aspire; and

WHEREAS, in connection with the transactions contemplated pursuant to the Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the Commitment Shares (as defined in the Purchase Agreement) and the Purchase Shares (as herein defined in the Purchase Agreement) and to list the Commitment Shares and Purchase Shares on the Nasdaq Capital Market;

WHEREAS, the management of the Corporation has prepared an initial draft of a Registration Statement on Form S-1 (the “Registration Statement”) in order to register the sale of the Purchase Shares and the Commitment Shares (collectively, the “Shares”); and

WHEREAS, the Board of Directors has determined to approve the Registration Statement and to authorize the appropriate officers of the Corporation to take all such actions as they may deem appropriate to effect the offering.

NOW, THEREFORE, BE IT RESOLVED, that the officers and directors of the Corporation be, and each of them hereby is, authorized and directed, with the assistance of counsel and accountants for the Corporation, to prepare, execute and file with the Commission the Registration Statement, which Registration Statement shall be filed substantially in the form presented to the Board of Directors, with such changes therein as the Chief Executive Officer, the President or the Chief Financial Officer of the Corporation (the “Authorized Officers”) shall deem desirable and in the best interest of the Corporation and its shareholders (such officer’s execution thereof including such changes shall be deemed to evidence conclusively such determination); and

FURTHER RESOLVED, that the Authorized Officers of the Corporation be, and each of them hereby is, authorized and directed, with the assistance of counsel and accountants for the Corporation, to prepare, execute and file with the Commission all amendments, including post-effective amendments, and supplements to the Registration Statement, and all certificates, exhibits, schedules, documents and other instruments relating to the Registration Statement, as such Authorized Officers shall deem necessary or appropriate (such officer’s execution and filing thereof shall be deemed to evidence conclusively such determination); and

FURTHER RESOLVED, that the execution of the Registration Statement and of any amendments and supplements thereto by the officers and directors of the Corporation be, and the same hereby is, specifically authorized either personally or by the Authorized Officers as such officer’s or director’s true and lawful attorneys-in-fact and agents; and

FURTHER RESOLVED, that the Authorized Officers are hereby designated as “Agent for Service” of the Corporation in connection with the Registration Statement and the filing thereof with the Commission, and the Authorized Officers hereby are authorized to receive communications and notices from the Commission with respect to the Registration Statement; and

FURTHER RESOLVED, that the Authorized Officers of the Corporation be, and each of them hereby is, authorized and directed to pay all fees, costs and expenses that may be incurred by the Corporation in connection with the Registration Statement; and

FURTHER RESOLVED, that it is desirable and in the best interest of the Corporation that the Shares be qualified or registered for sale in various states; that the Authorized Officers of the Corporation be, and each of them hereby is, authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the Shares as they may deem advisable; that said Authorized Officers be, and each of them hereby is, authorized to perform on behalf of the Corporation any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such states, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents, appointments of attorneys for service of process and resolutions; and the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Corporation and the approval and ratification by the Corporation of the papers and documents so executed and the actions so taken; and

FURTHER RESOLVED, that if, in any state where the securities to be registered or qualified for sale to the public, or where the Corporation is to be registered in connection with the public offering of the Shares, a prescribed form of resolution or resolutions is required to be adopted by the Board of Directors, each such resolution shall be deemed to have been and hereby is adopted, and the Secretary of the Corporation is hereby authorized to certify the adoption of all such resolutions as though such resolutions were now presented to and adopted by the Board of Directors; and

           FURTHER RESOLVED, that the Authorized Officers of the Corporation with the assistance of counsel be, and each of them hereby is, authorized and directed to take all necessary steps and do all other things necessary and appropriate to effect the listing of the Shares on the Nasdaq Capital Market.

General Authority

FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers are, and each of them hereby is, authorized and directed to proceed on behalf of the Corporation and to take all such steps as are deemed necessary or appropriate, with the advice and assistance of counsel, to cause the Corporation to take all such action referred to herein and to perform its obligations incident to the registration, listing and sale of the Shares; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed on behalf of and in the name of the Corporation, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Corporation in connection with the transactions contemplated by the agreements described herein are hereby approved, ratified and confirmed in all respects.

[signature page follows]

IN WITNESS WHEREOF, the Board of Directors has executed and delivered this Consent effective as of ___________, 2010.

Isaac Cohen

Mary Tagliaferri

Louis Drapeau

John D. Baxter

George C. Butler

Being all of the directors of the Corporation

EXHIBIT D

FORM OF SECRETARY’S CERTIFICATE

This Secretary’s Certificate (“Certificate”) is being delivered pursuant to Section 7(k) of that certain Common Stock Purchase Agreement dated as of ________, 2010 (the “Common Stock Purchase Agreement”), by and between BIONOVO, INC., a Delaware corporation (the “Company”) and ASPIRE CAPITAL FUND, LLC (the “Buyer”), pursuant to which the Company may sell to the Buyer up to Fifteen Million Dollars ($15,000,000) of the Company’s Common Stock, par value $.0001 per share (the “Common Stock”).  Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

The undersigned, Mary Tagliaferri, Secretary of the Company, hereby certifies as follows:

1.           I am the Secretary of the Company and make the statements contained in this Certificate.

2.           Attached hereto as Exhibit A and Exhibit B are true, correct and complete copies of the Company’s bylaws (“Bylaws”) and Certificate of Incorporation (“Articles”), in each case, as amended through the date hereof, and no action has been taken by the Company, its directors, officers or shareholders, in contemplation of the filing of any further amendment relating to or affecting the Bylaws or Articles.

3.           Attached hereto as Exhibit C are true, correct and complete copies of the written consent duly adopted by the Board of Directors of the Company on ___________, 2010.  Such written consent has not been amended, modified or rescinded and remains in full force and effect and such written consent is the only written consent adopted by the Company’s Board of Directors, or any committee thereof, or the shareholders of the Company relating to or affecting (i) the entering into and performance of the Common Stock Purchase Agreement, or the issuance, offering and sale of the Purchase Shares and the Commitment Shares and (ii) and the performance of the Company of its obligation under the Transaction Documents as contemplated therein.

4.           As of the date hereof, the authorized, issued and reserved capital stock of the Company is as set forth on Exhibit D hereto.

[signature page follows]

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of ________ 2010.

Name: Mary Tagliaferri
Title: Secretary

The undersigned as Chief Executive Officer of the Company hereby certifies that Mary Tagliaferri is the duly elected, appointed, qualified and acting Secretary of the Company, and that the signature appearing above is her genuine signature.

Isaac Cohen, Chief Executive Officer

EXHIBIT E

FORM OF LETTER TO THE TRANSFER AGENT FOR THE ISSUANCE OF THE COMMITMENTS SHARES AT SIGNING OF THE PURCHASE AGREEMENT

[COMPANY LETTERHEAD]

_________, 2010

Colonial Stock Transfer
66 Exchange Place, Suite 100
Salt Lake City, Utah 84111
Attention: ____________

Re: Issuance of Commitment Shares to Aspire Capital Fund, LLC

Dear ________,

On behalf of Bionovo, Inc., (the “Company”), you are hereby instructed to issue as soon as possible, a share certificate representing 1,395,349 shares of the Company’s common stock, par value $0.0001 per share (the “Commitment Shares”) in the name of Aspire Capital Fund, LLC (“Aspire”) pursuant to that certain Common Stock Purchase Agreement, dated as of ___________, 2010, by and between the Company and Aspire.  The share certificate should be dated __________, 2010.  Attached hereto as Exhibit A, I have included a true and correct copy of a unanimous written consent executed by all of the members of the Board of Directors of the Company adopting resolutions approving the issuance of the Commitment Shares. The Commitment Shares should be issued bearing the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The share certificate should be sent as soon as possible via overnight mail to the following address:

Aspire Capital Fund, LLC
155 North Wacker Drive, Suite 1600
Chicago, IL 60606
Attention: Steven Martin

Thank you very much for your help.  Please call me at (510) 601-2000 if you have any questions or need anything further.

BIONOVO, INC.

By:
Name: Isaac Cohen
Title: Chief Executive Officer